Exhibit-99.1

VBI Vaccines Announces New Long-Term Follow-Up Clinical Data for its 3-Antigen Adult Hepatitis B Vaccine Presented at EASL 2022

-	Presentation title: “Long-Term Persistence of Anti-HBs Antibodies after Vaccination with a 3-Antigen HBV Vaccine Compared with a Single-Antigen HBV Vaccine”

CAMBRIDGE, M.A.– June 28, 2022 – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that new data from a follow-up analysis of a subset of participants from the pivotal Phase 3 study (PROTECT) of the Company’s 3-antigen prophylactic hepatitis B (HBV) vaccine, were presented in an oral presentation at The International Liver Congress™ 2022 (ILC), the Annual Meeting of the European Association for the Study of the Liver (EASL), which took place on June 26, 2022.

Timo Vesikari, M.D., Ph.D., Professor Emeritus and Director of the Nordic Vaccine Research Network in Finland, and principal investigator of the PROTECT and CONSTANT Phase 3 clinical studies of VBI’s 3-antigen HBV vaccine, highlighted data from his investigator-initiated analysis that evaluated duration of immune response approximately 2.5 years after completion of vaccination. Immunogenicity was assessed using frozen sera samples from a subset of participants (n=465) who had been enrolled at five clinical sites in Finland as part of PROTECT. In the follow-up analysis, participants in PROTECT who received VBI’s 3-antigen HBV vaccine had 5.5-fold higher mean anti-HBs titers (GMC: 1382.9 mIU/mL vs. 251.4 mIU/mL) and a higher seroprotection rate (SPR: 88.1% vs. 72.4%) compared to those who received Engerix-B. Additionally, 72.9% of participants who received VBI’s 3-antigen HBV vaccine retained anti-HBs titers ≥ 100 mIU/mL compared to 32.6% of those who received Engerix-B.

“In the PROTECT study, more adults were protected with VBI’s 3-antigen vaccine than with the single-antigen vaccine, and in this follow-up analysis we continued to see the benefit of the 3-antigen vaccine,” said Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer. “As we focus on the road ahead and our commitment to broadening access to this vaccine in Europe and North America, we continue to believe that our 3-antigen vaccine has the potential to be a meaningful new intervention in the public health battle to eradicate hepatitis B.”

Detailed Results of the Follow-Up Study:

●	Higher SPRs observed in participants who received VBI’s 3-antigen HBV vaccine (3A-HBV) vs. Engerix-B (1A-HBV) across all key subgroups after 2.5 years of follow up

○	Adults age 18+: 88.1% 3A-HBV vs. 72.4% 1A-HBV [difference: 15.7%]
○	Adults 18-44 years: 96.2% 3A-HBV vs. 81.3% 1A-HBV [difference: 14.9%]
○	Adults 45-64 years: 90.3% 3A-HBV vs. 75.0% 1A-HBV [difference: 15.3%]
○	Adults ≥ 65 years: 81.8% 3A-HBV vs. 65.2% 1A-HBV [difference: 16.6%]
○	Individuals with obesity (BMI > 30): 86.3% 3A-HBV vs. 69.6% 1A-HBV [difference: 16.7%]

●	A higher percentage of participants who received 3A-HBV retained anti-HBs titers above 100 mIU/mL (72.9% vs. 32.6% - difference: 40.3%)

●	increase in anti-HBs titers observed in participants who received 3A-HBV vs. 1A-HBV

○	In the PROTECT study, peak antibody titers (Day 196) were 2.1x higher in participants who received 3A-HBV vs. those who received 1A-HBV [8021.9 mIU/mL vs. 3787.3 mIU/mL]
○	In the 2.5-year follow-up study, mean peak antibody titers were 5.5x higher in participants who received 3A-HBV vs. those who received 1A-HBV [1382.9 mIU/mL vs. 251.4 mIU/mL]

A copy of the oral presentation is available on the “Events/Presentations” page in the “Investors” section of VBI’s website.

About the Follow-Up Analysis:

The PROTECT follow-up analysis was investigator-initiated and conducted at five clinical sites in Finland, following 465 participants who received all three doses of study vaccines – either VBI’s 3-antigen HBV vaccine or the comparator vaccine, Engerix-B®. To conduct immunogenicity testing, frozen sera samples were sent to the same central laboratory for evaluation using the same validated anti-HBs quantitative assay that was used in the PROTECT study. The objectives were to determine the durability of immune response as measured by serum levels of HBV surface antibodies (anti-HBs titers) 2.5 years after completion of vaccination as part of the PROTECT study. Additional objectives were to determine the proportion of participants who retained anti-HBs titers ≥ 10 mIU/mL and anti-HBs titers ≥ 100 mIU/mL 2.5 years after the completion of vaccination.

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, it is very difficult to cure, with many patients going on to develop liver cancers. An estimated 900,000 people die each year from complications of chronic HBV such as liver decompensation, cirrhosis, and hepatocellular carcinoma.

About VBI’s 3-Antigen HBV Vaccine

VBI’s hepatitis B vaccine is the only 3-antigen hepatitis B vaccine, comprised of the three surface antigens of the hepatitis B virus – S, pre-S1, and pre-S2. It is approved for use in the U.S., European Union/European Economic Area, United Kingdom, and Israel. The brand names for this vaccine are : PreHevbrio™ (US), PreHevbri™ (EU/EEA/UK), and Sci-B-Vac® (Israel).

Please visit www.PreHevbrio.com for U.S. Important Safety Information for PreHevbrio™ [Hepatitis B Vaccine (Recombinant)], or please see U.S. Full Prescribing Information.

Full European Summary of Product Characteristics for PreHevbri are available from the EMA website at www.ema.europa.eu and from the UK MHRA’s website at products.mhra.gov.uk.

U.S. Indication

PreHevbrio is indicated for prevention of infection caused by all known subtypes of hepatitis B virus. PreHevbrio is approved for use in adults 18 years of age and older.

U.S. Important Safety Information (ISI)

Do not administer PreHevbrio to individuals with a history of severe allergic reaction (e.g. anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of PreHevbrio.

Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of PreHevbrio.

Immunocompromised persons, including those on immunosuppressant therapy, may have a diminished immune response to PreHevbrio.

PreHevbrio may not prevent hepatitis B infection, which has a long incubation period, in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.

The most common side effects (> 10%) in adults age 18-44, adults age 45-64, and adults age 65+ were pain and tenderness at the injection site, myalgia, fatigue, and headache.

There is a pregnancy exposure registry that monitors pregnancy outcomes in women who received PreHevbrio during pregnancy. Women who receive PreHevbrio during pregnancy are encouraged to contact 1-888-421-8808 (toll-free).

To report SUSPECTED ADVERSE REACTIONS, contact VBI Vaccines at 1-888-421-8808 (toll-free) or VAERS at 1-800-822-7967 or www.vaers.hhs.gov.

Please see Full Prescribing Information.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

For more information, visit www.vbivaccines.com.

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com